TIAA     TIAA-CREF Life Insurance Company
CREF     730 Third Avenue
         New York, NY 10017-3206
         212 490-9000 1 800 223-1200

                                                            Exhibit 1.A(5)(b)(1)

     YOUR LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
POLICY

PLEASE READ THIS POLICY CAREFULLY. THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND TIAA-CREF LIFE INSURANCE COMPANY. This policy is issued in consideration of the application and the payment of the first premium.

SUBJECT TO THE CONDITIONS SPECIFIED IN THIS POLICY, YOU MAY REQUEST TO ACCELERATE THIS POLICY'S DEATH BENEFIT. THE RECEIPT OF AN ACCELERATED DEATH BENEFIT PAYMENT MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU SHOULD CONSULT A QUALIFIED TAX ADVISOR BEFORE REQUESTING AN ACCELERATED DEATH BENEFIT PAYMENT.

ABOUT THIS POLICY

Throughout this document, you and your mean the owner or owners of the policy named in the application or in any later change shown in our records. We, us and our refer to TIAA-CREF Life Insurance Company.

YOUR RIGHT TO CANCEL THIS POLICY

DURING THE RIGHT TO CANCEL PERIOD, YOU HAVE THE RIGHT TO CANCEL THIS POLICY AND RETURN IT TO US ALONG WITH A CANCELLATION NOTICE IN A FORM SATISFACTORY TO US FOR A REFUND OF YOUR PREMIUM PAYMENTS. THE RIGHT TO CANCEL PERIOD ENDS 30 DAYS AFTER YOU RECEIVE THIS POLICY. TO CANCEL YOUR POLICY, YOU MUST DELIVER OR MAIL THIS DOCUMENT TO US. IF YOU SEND IT BY MAIL, IT MUST BE POSTMARKED BEFORE THE END OF THE RIGHT TO CANCEL PERIOD, PROPERLY ADDRESSED AND POSTAGE PREPAID.

IF YOU HAVE ANY QUESTIONS

If you have any questions about your policy or any of our other services, please contact our administrative office at:

TIAA-CREF LIFE INSURANCE COMPANY
ADMINISTRATIVE OFFICE
730 THIRD AVENUE
NEW YORK, NEW YORK  [10017-3206]
TEL: [1 800 223 1200]


        [SIGNATURE]                                         [SIGNATURE]
------------------------------------            --------------------------------
         Secretary                                           President

KEY FEATURES OF YOUR POLICY

o    ADJUSTABLE DEATH BENEFIT

o    FLEXIBLE PREMIUMS PAYABLE DURING EITHER INSURED'S LIFETIME

o PREMIUMS CAN BE ALLOCATED TO THE FIXED-RATE ACCOUNT AND/OR TO OUR INVESTMENT ACCOUNTS

o POLICY VALUE, DEATH BENEFIT AND LENGTH OF COVERAGE VARY DEPENDING ON INVESTMENT PERFORMANCE

o PAYS DEATH BENEFIT PROCEEDS WHEN THE LAST SURVIVING PERSON INSURED BY THE POLICY DIES

o    CAN BE CASHED IN FOR ITS CASH SURRENDER VALUE

o    DOESN'T PAY DIVIDENDS BECAUSE IT'S A NONPARTICIPATING POLICY

o OPTION TO GET YOUR DEATH BENEFIT EARLY, BUT YOU SHOULD CONSULT A QUALIFIED TAX ADVISER, BECAUSE THE PAYMENT MAY BE TAXABLE

AM-JVUL.1
Ed. 12/01

ABOUT YOUR CONTRACT

Your contract with us includes your application, this policy and any riders or endorsements that are attached to it. It also includes applications that are attached for any later changes you made to the policy.

We've assumed that all statements you made in your applications are true to the best of your knowledge and belief. We relied on these statements when we issued this policy. These statements are representations only -- they're not warranties. We'll only use these statements to cancel this contract or contest a claim if you made a material misrepresentation in your application.

Only our president, vice president or secretary may change the terms of this policy or waive any of our rights or requirements under it.

You'll find the detailed terms of your policy in sections 2 and 3 of this document followed by the terms of any riders you've added. Section 1 is intended to be a summary only.


AM-JVUL.1
Ed. 12/01

This document tells you everything you need to know about your life insurance policy. Please read it carefully and keep it in a safe place. We've divided it into three main sections.

--------------------------------------------------------------------------------

SECTION 1 -- A SUMMARY OF YOUR POLICY

This section is a brief summary of your policy. It tells you your policy's key values, benefits and charges, and reminds you of the choices you made on your application.

--------------------------------------------------------------------------------

SECTION 2 -- HOW YOUR POLICY WORKS

This section describes how the main benefits and features of your policy work. It also explains the changes you can make to your policy and other things you can do under it.

POLICY OWNERSHIP AND BENEFICIARIES.........................................   15
Who owns your policy
About your beneficiaries

THE DEATH BENEFIT..........................................................   17
What we pay to your beneficiaries
When we pay death benefit proceeds
How death benefit proceeds are calculated
Changing your death benefit option
Understanding the minimum death benefit
Changing the face amount
Getting your death benefit early

ALL ABOUT PREMIUMS.........................................................   22
Making premium payments
Limits on the premium payments you can make
Allocating your premiums

YOUR INVESTMENT OPTIONS....................................................   24
The fixed-rate account
The investment accounts
Transferring among investment options
Dollar cost averaging transfer program
About the separate account

LOANS, WITHDRAWALS AND SURRENDERS..........................................   27
About loans
Making withdrawals
Surrendering your policy

YOUR POLICY VALUE..........................................................   30
How we calculate your policy value
Monthly charges


AM-JVUL.1
Ed. 12/01

LAPSING AND REINSTATEMENT..................................................   33
About lapsing
Reinstating your policy

PAYMENT METHODS FOR THE DEATH BENEFIT PROCEEDS AND CASH SURRENDER VALUE....   34
Choosing a payment method
Payment methods we offer
When we might cancel your payment method

OTHER THINGS TO KNOW ABOUT YOUR POLICY.....................................   37

Entire contract
Statements and reports we'll send you
Illustration
Communicating with us
When we process payments
Misstatement of age or sex
Contesting the validity of your policy
If someone commits suicide
Policy calculations
Dividends

--------------------------------------------------------------------------------

SECTION 3 -- SOME DEFINITIONS

This section explains some of the key terms we've used in the policy.......   40

--------------------------------------------------------------------------------


[RIDERS ..........................................................Attached]
[Guaranteed minimum death benefit rider]
[Single life level term insurance rider]
[Four-year level term insurance rider]
[Automatic increase rider]
[Policy split option]

--------------------------------------------------------------------------------

[ENDORSEMENTS ADDED]
[Aviation limitation endorsement..................................Attached]


AM-JVUL.1
Ed. 12/01

SECTION 1 -- A SUMMARY OF YOUR POLICY

------------------------- ------------------------------------------------------

POLICY INFORMATION   Policy owner  [JOHN DOE]
                     Plan  Last Survivor Flexible Premium Variable Universal
                      Life Insurance
                     Policy number  [123456789]
                     Minimum face amount  $[250,000.00]

                     Person insured by the policy [JOHN DOE]
                     Issue age [35]
                     Gender [MALE]
                     Underwriting class [PREFERRED NON  TOBACCO]

                      Person insured by the policy [JANE DOE]
                      Issue age [35]
                      Gender [FEMALE]
                      Underwriting class [PREFERRED NON TOBACCO]

                      Issue date  [01/01/2002]
                      Policy date  [01/01/2002]
                      Monthly charge date  [1]

--------------------------------------------------------------------------------

POLICY BENEFITS       Initial face amount  $[250,000.00]
                      Death benefit option  [1 - Level]

                      You can increase or decrease the face amount while your policy is in force. We'll pay the death benefit proceeds to your beneficiary(ies) when the last surviving person insured by this policy dies. Death proceeds under the Single Life Level Term Insurance Rider, if attached, are payable when the person insured by the Rider dies. You can have the proceeds paid in a lump sum or you can choose one of our other payment methods.

                      If the last surviving person insured by this policy has a terminal illness, you can apply to get all or part of the death benefit early.

--------------------------------------------------------------------------------


AM-JVUL.1
Ed. 12/01

--------------------------------------------------------------------------------
[RIDERS YOU'VE ADDED] [You've chosen to add the following riders to your policy:]

                       [Guaranteed minimum death benefit rider
                       Start date 01/01/2002
                       Expiration date/Age 01/01/2032/YOUNGER INSURED'S AGE [65] Initial monthly guaranteed minimum death benefit premium  $113.42]

                       [Single life level term insurance rider
                       Person insured by the rider JOHN DOE
                       Death benefit $100,000.00
                       Start date 01/01/2002
                       Expiration date 01/01/2048]

                       [Four-year level term insurance rider
                       Death benefit $312,500.00
                       Start date 01/01/2002
                       Expiration date 01/01/2006]

                       [Automatic increase rider
                       Amount of each automatic increase in face amount
                        $12,500.00
                       Date of last automatic increase 01/01/2012]

                       [Policy split option]

--------------------------------------------------------------------------------


AM-JVUL.1
Ed. 12/01

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ABOUT YOUR PREMIUM  Minimum first premium $[1,250.00]
PAYMENTS            Planned premium $[1,250.00]
                    Frequency of your planned premium [ANNUAL]

                    Tax test [GUIDELINE PREMIUM TEST]
                    Initial Guideline Level Premium $2,145.75
                    Initial Guideline Single Premium $22,640.93]

                    You can choose the amount and timing of your premium payments within certain limits. The planned premium is the scheduled premium you chose on your application. You don't have to pay your planned premiums, but if you don't, your policy may lapse and your coverage may end if the cash surrender value is less than the deduction for the monthly charge when it's due.

                    Even if you pay all of your planned premiums, your policy may still lapse and your coverage may end if the cash surrender value is less than the deduction for the monthly charge when it's due. We'll give you a grace period of 61 days to make a minimum payment that is enough to make your cash surrender value positive. If you don't pay it before the end of the grace period, your policy will lapse. If you've added a guaranteed minimum death benefit rider, your policy won't lapse as long as you pay the premiums required by the rider.

                    The amount of coverage, and the length of time that your policy remains in force, depends on:

                    o    the amount and timing of your premium payments

                    o whether you change the face amount or your death benefit option

                    o    the withdrawals you take or loans you make

                    o    the investment performance of the investment accounts

                    o the amount of your monthly charges and premium expense charges

                    o the interest rates on the fixed-rate account and loan account

                    o    whether you change rider benefits.

--------------------------------------------------------------------------------


AM-JVUL.1
Ed. 12/01

--------------------------------------------------------------------------------

HOW YOUR PREMIUM    We deduct a premium expense charge from each premium payment
PAYMENTS ARE        you make, and then allocate your net premium to the
ALLOCATED           investment options you choose.

                    We allocate your first net premium payment -- and all premium payments you make during the right to cancel period -- to the fixed-rate account.

                    Within five days after the end of the right to cancel period, we'll allocate policy value in the fixed-rate account to the investment accounts you chose in your most recent allocation instructions.

                    Here's the premium allocation you chose on your application:

                    [Stock index account                   15%
                    Growth equity account                  15%
                    Growth & income account                15%
                    International equity account           15%
                    Social choice equity account           15%
                    Fixed-rate account                     25%]

                    We'll allocate any premium payments you make after the right to cancel period in these percentages to these investment options unless you tell us otherwise. You can transfer among investment options within the limits described in this policy. You may also change your allocations within the limits described in this policy.

--------------------------------------------------------------------------------

POLICY VALUE        The value of your policy can change daily. We calculate it by adding the total amount allocated to the investment accounts, the fixed-rate account and the loan account.

                    Policy value is not guaranteed - it depends on the amount and timing of your premium payments, the performance of the investment accounts you've chosen, the interest rates on the fixed-rate account and the loan account, policy charges, how much you've borrowed or withdrawn from the policy and the level of policy and rider benefits.

--------------------------------------------------------------------------------


AM-JVUL.1
Ed. 12/01

--------------------------------------------------------------------------------
THE INVESTMENT      FIXED-RATE ACCOUNT
OPTIONS             The guaranteed minimum interest rate on the fixed-rate
                    account is 3% per year, compounded annually. We may choose to set a higher rate for this account. The rate may be different from the interest rate on the loan account.

                    INVESTMENT ACCOUNTS
                    Here's a description of all of the investment accounts that are currently available under this policy. You'll find more information about them in the TIAA-CREF Life Funds prospectus.

                    Stock index account
                    This account holds shares in the corresponding portfolio of TIAA-CREF Life Funds, which seeks a favorable long-term rate of return from a diversified portfolio chosen to track the overall market for common stocks publicly traded in the US, as represented by a broad stock market index.

                    Growth equity account
                    This account holds shares in the corresponding portfolio of TIAA-CREF Life Funds, which seeks a favorable long-term rate of return, mainly through capital appreciation, primarily from a diversified portfolio of common stocks that present the opportunity for exceptional growth.

                    Growth & income account
                    This account holds shares in the corresponding portfolio of TIAA-CREF Life Funds, which seeks a favorable long-term rate of return through capital appreciation and investment income, by investing in a broadly diversified portfolio of common stocks chosen for their investment potential.

                    International equity account
                    This account holds shares in the corresponding portfolio of TIAA-CREF Life Funds, which seeks a favorable long-term rate of return, mainly through capital appreciation, by investing in a broadly diversified portfolio of primarily foreign equity investments.

                    Social choice equity account
                    This account holds shares in the corresponding portfolio of TIAA-CREF Life Funds, which seeks a favorable long-term rate of return that tracks the investment performance of the US stock market while giving special consideration to certain social criteria.

--------------------------------------------------------------------------------
LOANS, WITHDRAWALS  Any time after the right to cancel period ends you can take
AND SURRENDERS      out a loan from us using your policy as collateral. The
                    maximum amount you can borrow is 90% of your policy value.

                    The loan interest rate is adjustable. The loan account interest rate will never be less than the guaranteed minimum interest rate on the fixed-rate account.

                    You can take out all or part of your cash surrender value by making withdrawals or surrendering your policy. This policy doesn't have a minimum guaranteed cash surrender value.

--------------------------------------------------------------------------------


AM-JVUL.1
Ed. 12/01

--------------------------------------------------------------------------------

POLICY CHARGES      CHARGES DEDUCTED FROM YOUR PREMIUMS
                    Guaranteed maximum premium
                    expense charge:                  6% of each premium you pay

                    CHARGES DEDUCTED FROM YOUR POLICY
                    We deduct a monthly charge that has four parts:

                    o  Guaranteed maximum
                       policy fee:         [$41.00 per month in policy years 1-2
                                           $6.00 per month thereafter]

                    o  Guaranteed maximum
                       policy unit charge:  [$0.08 per month per $1,000 of face
                                              amount in policy years 1-20
                                              $0.00 per month per $1,000 of face
                                              amount thereafter]

                    o  Guaranteed maximum
                       cost of insurance charge:     See the table in Section 1

                    o  Charges for the riders
                       you've added
                                                     See the attached riders


                    CHARGES DEDUCTED FROM THE SEPARATE ACCOUNT
                    We deduct two charges daily from the policy value allocated to the investment accounts.

                    o  Mortality and expense risk charge

                    o  Administrative expense charge

                    The sum of these two charges will never be more than 1.20% of the policy value in the investment accounts each year.

                    See the TIAA-CREF Life Funds prospectus for the investment advisory charges of the different portfolios.

                    CHARGES FOR TRANSFERS
                    We reserve the right to charge $25 for each transfer after the 12th transfer in any policy year.

                     However, there is no charge for transfers:

                     o to and from the loan account

                     o under the dollar cost averaging program

                     o from the fixed-rate account to the investment
                       accounts when we're transferring amounts we've been holding in the fixed-rate account during the right to cancel period.

--------------------------------------------------------------------------------


AM-JVUL.1
Ed. 12/01

               GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

                        PER $1,000 OF NET AMOUNT AT RISK

We base the monthly cost of insurance charge on the current cost of insurance rates that apply to the net amount at risk. For the initial face amount, our current cost of insurance rates will never be greater than the guaranteed maximum monthly cost of insurance rates shown in this table. The guaranteed maximum monthly cost of insurance rates are based on the policy year, and the issue age, gender and underwriting class of each person insured by the policy. You'll find more about the monthly cost of insurance charge in Section 2.

           YEAR           RATE                      YEAR         RATE
            [1         0.000217                      34         0.721506
            2          0.000703                      35         0.846015
            3          0.001289                      36         0.994310
            4          0.001993                      37         1.174155
            5          0.002834                      38         1.394700
            6          0.003872                      39         1.662531
            7          0.005115                      40         1.980498
            8          0.006577                      41         2.349532
            9          0.008295                      42         2.769071
            10         0.010299                      43         3.239642
            11         0.012685                      44         3.766606
            12         0.015474                      45         4.364118
            13         0.018745                      46         5.052298
            14         0.022562                      47         5.852153
            15         0.027067                      48         6.785037
            16         0.032434                      49         7.856533
            17         0.038844                      50         9.061063
            18         0.046605                      51        10.387235
            19         0.055953                      52        11.826072
            20         0.066934                      53        13.369670
            21         0.079933                      54        15.016091
            22         0.094971                      55        16.779858
            23         0.112050                      56        18.679678
            24         0.131727                      57        20.762219
            25         0.154948                      58        23.114261
            26         0.182582                      59        25.938583
            27         0.215910                      60        29.711151
            28         0.256952                      61        35.461372
            29         0.307443                      62        45.577846
            30         0.367923                      63        66.332209
            31         0.439078                      64        83.333333
            32         0.521200                      65       83.333333]
            33         0.614749


AM-JVUL.1
Ed. 12/01

                              DEATH BENEFIT FACTORS

We use the death benefit factors below to calculate the minimum death benefit under federal tax law.

             YEAR       FACTOR                 YEAR       FACTOR
               1        [250%                     34      117%
               2        250%                      35      116%
               3        250%                      36      115%
               4        250%                      37      113%
               5        250%                      38      111%
               6        250%                      39      109%
               7        243%                      40      107%
               8        236%                      41      105%
               9        229%                      42      105%
               10       222%                      43      105%
               11       215%                      44      105%
               12       209%                      45      105%
               13       203%                      46      105%
               14       197%                      47      105%
               15       191%                      48      105%
               16       185%                      49      105%
               17       178%                      50      105%
               18       171%                      51      105%
               19       164%                      52      105%
               20       157%                      53      105%
               21       150%                      54      105%
               22       146%                      55      105%
               23       142%                      56      105%
               24       138%                      57      104%
               25       134%                      58      103%
               26       130%                      59      102%
               27       128%                      60      101%
               28       126%                      61      100%
               29       124%                      62      100%
               30       122%                      63      100%
               31       120%                      64      100%
               32       119%                      65      100%]
               33       118%


AM-JVUL.1
GPT
Ed. 12/01

                 NET SINGLE PREMIUMS PER $1,000 OF DEATH BENEFIT

We use the net single premium to calculate the minimum death benefit under federal tax law. We base the net single premium on the policy year, and the issue age, gender and underwriting class of each person insured by the policy. The net single premium may also be affected by any riders you've added to this policy.

         YEAR         NET SINGLE PREMIUM           YEAR      NET SINGLE PREMIUM
          1                [158.23                  34            $544.16
          2                 164.55                  35             561.99
          3                 171.13                  36             580.04
          4                 177.96                  37             598.25
          5                 185.06                  38             616.55
          6                 192.43                  39             634.84
          7                 200.09                  40             653.01
          8                 208.05                  41             670.96
          9                 216.31                  42             688.62
          10                224.88                  43             705.95
          11                233.78                  44             722.91
          12                243.01                  45             739.49
          13                252.59                  46             755.65
          14                262.52                  47             771.33
          15                272.82                  48             786.44
          16                283.50                  49             800.87
          17                294.56                  50             814.55
          18                306.01                  51             827.44
          19                317.85                  52             839.56
          20                330.11                  53             850.97
          21                342.77                  54             861.77
          22                355.84                  55             872.08
          23                369.34                  56             882.05
          24                383.26                  57             891.86
          25                397.60                  58             901.72
          26                412.38                  59             911.87
          27                427.58                  60             922.56
          28                443.20                  61             933.90
          29                459.20                  62             945.74
          30                475.57                  63             957.26
          31                492.27                  64             965.37
          32                509.28                  65            974.68]
          33                526.59


AM-JVUL.1
CVAT
Ed. 12/01

                      [GUARANTEED MAXIMUM COST OF INSURANCE
                RATES PER $1,000 OF NET AMOUNT AT RISK FOR SINGLE
                         LIFE LEVEL TERM INSURANCE RIDER

We base the monthly cost of insurance charge for the single life level term insurance rider on the current cost of insurance rates for the rider. The current cost of insurance rates for the rider will never be greater than the guaranteed maximum monthly cost of insurance rates shown in this table. The guaranteed maximum monthly cost of insurance rates are based on the number of years the rider has been in force and the issue age, gender and underwriting class of the person insured by the rider.

          YEAR                RATE             YEAR              RATE
           1                 0.144301           24             0.917110
           2                 0.151816           25             1.010776
           3                 0.161836           26             1.115546
           4                 0.172693           27             1.232314
           5                 0.184387           28             1.367070
           6                 0.198589           29             1.519909
           7                 0.213629           30             1.690087
           8                 0.229508           31             1.876864
           9                 0.247062           32             2.079504
           10                0.266293           33             2.297272
           11                0.288038           34             2.534601
           12                0.311462           35             2.798583
           13                0.336568           36             3.098166
           14                0.364194           37             3.441602
           15                0.394342           38             3.839985
           16                0.428692           39             4.293280
           17                0.468087           40             4.794464
           18                0.513375           41             5.333738
           19                0.565405           42             5.907380
           20                0.623351           43             6.511597
           21                0.688067           44             7.150730
           22                0.758728           45             7.845897
           23                0.833666           46             8.620925]


AM-JVUL.1
Ed. 12/01

                 [This page has been left blank intentionally.]

AM-JVUL.1
Ed. 12/01

SECTION 2 -- HOW YOUR POLICY WORKS

POLICY OWNERSHIP AND BENEFICIARIES

This section of your policy tells you about owners, beneficiaries and exchanges.

WHO OWNS YOUR POLICY

The owner is the person or people named in the application who make the decisions about the policy and its benefits while either of the people insured by the policy is living. The owner of this policy appears in Section 1. If you didn't name an owner on your application, the people insured by the policy are the owners.

Your rights as a policy owner
As a policy owner, you have the following rights:

o    to transfer ownership or assign the policy

o    to change the beneficiary(ies)

o    to receive benefits and choose payment methods for them

o    to change the amount or timing of premiums

o    to change the death benefit option

o    to change the face amount

o    to reinstate the policy if it lapses

o    to take out a loan, make a withdrawal or surrender the policy

o    to change premium allocations and make transfers among investment options

o    to change riders.

If you've named an irrevocable beneficiary, you'll need his or her permission to make all of these decisions, except to change the amount or timing of premiums, reinstate the policy if it lapses, change premium allocations and make transfers among investment options.

If this policy has more than one owner and one of you dies, the surviving owner will hold all rights under the policy. If the last surviving owner dies, his or her estate will own the policy, unless you give us other instructions in a form satisfactory to us.

Transferring ownership

You can transfer ownership of this policy by using a form satisfactory to us. If you transfer absolute ownership of the policy, you'll no longer have any ownership rights. The new owner will have all the rights under the policy.

The change of ownership will be effective on the day you complete your request, even if one or both people insured by the policy are no longer living when we receive your request. The change won't apply to any payments or actions we've taken on or before the day we receive your request.

Assigning the policy

You can assign your policy in two ways:

o A collateral assignment doesn't change the ownership of the policy, but your rights and the rights of your beneficiary or any other person will be subject to the assignment.

o An absolute assignment means the person or organization you assign the policy to will become the new owner.

You may assign this policy. We must receive a copy of the assignment before we consider it effective. We're not responsible for the validity of any assignment.


AM-JVUL.1
Ed. 12/01

ABOUT YOUR BENEFICIARIES

The beneficiary(ies) is (are) the person or people you named in your application, or in another form satisfactory to us, to receive the death benefit proceeds when the last surviving person insured by the policy dies. Here are some things you need to know about beneficiaries:

o Each primary beneficiary you've named will receive an equal share of the death benefit proceeds unless you give us other instructions in a form satisfactory to us. If one primary beneficiary dies, his or her share will be divided equally among the surviving primary beneficiaries unless you give us other instructions in a form satisfactory to us.

o Each contingent beneficiary you've named will receive an equal share of the death benefit proceeds if none of the primary beneficiaries are living when the death benefit proceeds are payable, unless you give us other instructions in a form satisfactory to us. If one contingent beneficiary dies, his or her share will be divided equally among the surviving contingent beneficiaries unless you give us other instructions in a form satisfactory to us.

o If none of your beneficiaries are living when the death benefit proceeds are payable or if you haven't named a beneficiary, you as the policy owner will receive the proceeds. If you're no longer living, the proceeds will go to your estate.

Changing your beneficiary

o You can change revocable beneficiaries while either person insured by the policy is living by sending a form satisfactory to us. If we accept the change, it will be effective on the date you complete the change request, even if one or both people insured by the policy are no longer living when we receive your request. The change won't apply to any payment or action we've taken on or before the day we receive your request.

o If you change your beneficiary and you've chosen a monthly payment method for the death benefit proceeds or cash surrender value, we'll cancel that payment method and you'll have to choose a payment method again. You'll find more about monthly payment methods in Payment methods for the death benefit proceeds and cash surrender value.


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THE DEATH BENEFIT

The amount of your policy's death benefit depends on the death benefit option you chose on your application. We offer two options under this policy.

o    Option 1 -- the death benefit will be the same as your policy's face amount. This is known as a level death benefit.

o    Option 2 -- the death benefit will equal your policy's face amount plus your policy value. This is known as an increasing death benefit.

The death benefit under either option will never be less than the minimum death benefit. You'll find more about the minimum death benefit later in this section. When the younger person insured by the policy reaches age 100, the death benefit for both options will be the same as your policy value.

WHAT WE PAY TO YOUR BENEFICIARIES

The amount we ultimately pay to your beneficiaries is called death benefit proceeds. This section tells you when we pay them, how we calculate them, and changes you can make to your policy's death benefit.

WHEN WE PAY DEATH BENEFIT PROCEEDS

We pay the death benefit proceeds to your beneficiaries when we receive satisfactory proof of the deaths of both of the people insured by the policy. Death benefit proceeds under the Single Life Level Term Insurance Rider, if attached, are payable when the person insured by the Rider dies. Here's what you need to know:

o Both people must have died while the policy was in force. You must send us proof of the death as soon as reasonably possible when either of the people insured by the policy dies. But we won't pay death benefit proceeds until both people have died.

o If both people insured by the policy die at the same time, or if it's not clear who died first, we'll assume the younger of the two died later.

o You can choose for your beneficiaries to receive the death benefit proceeds in a lump sum or in monthly payments. You'll find more about the payment methods we offer in Payment methods for the death benefit proceeds and cash surrender value. If you don't choose a payment method, your beneficiary can choose one when he or she makes a claim.

o If the last surviving person insured by the policy commits suicide within two years of this policy's issue date, we'll pay you only the premiums you've paid, less any outstanding loan amount and withdrawals you've made. You'll find more about this in If someone commits suicide.

HOW DEATH BENEFIT PROCEEDS ARE CALCULATED

We calculate the amount of the death benefit proceeds as of the end of the date the last surviving person insured by the policy dies. Death benefit proceeds will equal the death benefit under the option you've chosen, plus the death benefit under any riders you've added, minus any outstanding loan amount and any unpaid monthly charges.

CHANGING YOUR DEATH BENEFIT OPTION

You can change your death benefit option starting from your first policy anniversary while your policy is in force. Here's how it works:

o    You must send us your request in a form satisfactory to us.

o The change will become effective either on the date we approve it, if that date is a monthly charge date, or on the first monthly charge date that follows the date we approve the change. We'll make the change before we deduct the monthly charge.

o We will not allow any change in death benefit option that prevents the policy from qualifying as life insurance under federal tax law.

o If a change in death benefit option would cause your policy to be classified as a modified endowment contract, we will not process the change until you tell us to in a form satisfactory to us.

o    We'll send you new policy pages after we make the change.


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Changing from Option 1 to Option 2

Here's what you need to know about changing from Option 1 to Option 2:

o Both people insured by the policy must be living and you must give evidence of insurability satisfactory to us.

o Before the change, the face amount of your policy can't be less than the minimum death benefit.

o After the change, the face amount can't be less than the minimum face amount shown in Section 1.

o We'll decrease the face amount by the policy value so that your death benefit is approximately the same on the date of the change.

o We'll decrease the face amount on the effective date of the change. To do this, we'll first reduce any increases in the face amount you've asked us for, starting with the most recent. Then we'll reduce the initial face amount.

Changing from Option 2 to Option 1

Here's what you need to know about changing from Option 2 to Option 1:

o At least one of the people insured by the policy must be living at the time of the change and you must give evidence of insurability satisfactory to us.

o We'll increase the face amount by the policy value so that your death benefit is approximately the same on the date of the change.

o We'll increase the face amount on the effective date of the change. The underwriting classes, cost of insurance rates and policy unit charges for the increase will be the same as they are for the most recent increase that you requested. If you haven't requested an increase, they will be the same as they are for the initial face amount.

UNDERSTANDING THE MINIMUM DEATH BENEFIT

For your policy to qualify as life insurance under federal tax law, your death benefit must at least equal the minimum death benefit. If your death benefit under either death benefit Option 1 or Option 2 would be less than the minimum death benefit, we will increase your death benefit to the minimum death benefit.

We use one of two tax tests to calculate the minimum death benefit. You'll find the test for your policy in Section 1. This test can't be changed once we've issued your policy.

If your tax test is the cash value accumulation test, we calculate the minimum death benefit by multiplying your policy value by 1,000, and then dividing that amount by the net single premium shown in Section 1.

If your tax test is the guideline premium test, the minimum death benefit is your policy value multiplied by a death benefit factor. You'll find a table showing death benefit factors in Section 1.

CHANGING THE FACE AMOUNT

Your policy's initial face amount is the amount of insurance coverage on the issue date. You'll find the initial face amount in Section 1.

The face amount may change if any of the following happens:

o    you ask us to increase or decrease it

o    you change your death benefit option

o    you make any withdrawals

o    you accelerate your death benefit

o we automatically increase the face amount under an automatic increase rider.

You can ask us to increase or decrease the face amount at any time starting on your first policy anniversary. You must send us your request in a form satisfactory to us while your policy is in force.

The increase or decrease will become effective either the same date we approve it, if that date is a monthly charge date, or on the first monthly charge date that follows the date we approve the change. Once we've approved the change, we'll send you new policy pages showing your new face amount.


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


Increasing the face amount

Here's what you need to know about increasing the face amount:

o Both people insured by the policy must be living and the older person insured by the policy must not have reached age 81 on the date we receive your request.

o    You must give evidence of insurability satisfactory to us.

o    Each increase you request must be at least $10,000.

o Each increase you request will have its own underwriting classes, cost of insurance rates and policy unit charges.

o We'll apply the tax test to any increase in the face amount to make sure your policy still qualifies as life insurance under federal tax law.

o We reserve the right to limit increases in the face amount to one increase in any 12-month period.

These rules don't apply to any automatic increases in the face amount made under an automatic increase rider.

Decreasing the face amount

Here's what you need to know about decreasing the face amount:

o At least one of the two people insured by the policy must be living on the date we receive your request.

o    Each decrease you request must be at least $10,000.

o The face amount after the decrease must not be less than the minimum face amount for this policy.

o To apply the decrease, we'll first reduce any increases in the face amount you've asked for, starting with the most recent. Then we'll reduce the initial face amount.

o If you've chosen death benefit Option 1, we won't approve the decrease if it means that the new face amount will be less than the minimum death benefit.

o If you've chosen death benefit Option 2, we won't approve the decrease if it means that the new face amount plus the policy value will be less than the minimum death benefit.

o We will not allow any decrease in face amount that prevents the policy from qualifying as life insurance under federal tax law.

o If a decrease in face amount would cause your policy to be classified as a modified endowment contract, we will not process the decrease until you tell us to in a form satisfactory to us.


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


GETTING YOUR DEATH BENEFIT EARLY

If the last surviving person insured by your policy is diagnosed with a terminal illness, you can apply to get part or all of your policy's death benefit early. This is called accelerating your death benefit. You must give us proof in a form satisfactory to us from a licensed physician that the person with the terminal illness is expected to live 12 months or less. You can only get your death benefit early once, and we'll make the payment in a lump sum. You must also give us proof of the death of the first person insured by the policy to die in a form satisfactory to us.

You should consult a qualified tax adviser before applying to get your death benefit early because the payment may be taxable. Getting your death benefit early may also affect your eligibility for Medicaid and other government assistance programs.

The minimum amount you can apply for is $50,000, or 25% of the death benefit available on the date we approve your application, whichever is less. Death benefit amounts under a four-year level term insurance rider or a single life level term insurance rider aren't available for acceleration.

If we approve your application to accelerate your death benefit, we'll deduct the following from the death benefit amount you've asked for before making a payment:

o interest at the rate of either a 90-day Treasury bill yield or the maximum loan interest rate under this policy, whichever is greater on the date we approve your application

o    an administrative expense charge of up to $200

o any unpaid amounts due within your policy's grace period on the date we approve your application

o any outstanding loan amount on the date we approve your application, multiplied by the ratio of the amount of death benefit you're getting early to the total death benefit available for acceleration under your policy on the date we approve your application

If you only get part of your death benefit early, the rest of your policy's death benefit will remain in place. We'll continue to deduct monthly charges from your policy value.

How to apply to get your death benefit early

Here's how to apply to get your death benefit early:

o Send us proof in a form satisfactory to us from a licensed physician that the last surviving person insured by the policy has a terminal illness and 12 months or less to live. The terminal illness can't be caused by intentionally self-inflicted injuries.

o    We need to receive your application in a form satisfactory to us.

o We need proof, in a form satisfactory to us, that the first insured has died.

o You need consent in a form satisfactory to us from any irrevocable beneficiary or anyone to whom you've assigned the policy before we can make a payment.

o If you're applying to get all of your death benefit early, send this policy and any riders you've added with your application. If you're only applying for part of the death benefit, we'll send you new policy pages once we approve your application.

o The last surviving person insured by the policy must be living and your policy must be in force when we approve your application. If that person dies before we make the payment to you, we'll pay the death benefit proceeds to your beneficiary.

o We won't approve your application if you're applying to get the death benefit to satisfy any judgements against you, to satisfy the claims of any creditor, or to apply for, receive or maintain any government sponsored benefit or entitlement, or any other form of public assistance.

How getting the death benefit early affects your policy

If you choose to get all of your death benefit early, your policy will end. That means it will no longer have any value.


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


If you choose to get only part of your death benefit early, we'll reduce your face amount, policy value and any outstanding loan amount by the ratio of the amount of death benefit you got early to the total death benefit that was available for acceleration on the date we approved your application.

When we reduce your face amount, we'll first reduce any increases in the face amount you asked for, starting with the most recent. Then we'll reduce the initial face amount. We'll reduce the policy value proportionately from all of your investment options on the date we approve your application.

Getting the death benefit early won't affect our rights to contest your policy. You'll find more about this in Contesting the validity of your policy.

In the event of suicide of the second insured to die, while sane or insane, after an accelerated death benefit is paid and within two years from this policy's issue date, the death benefit proceeds payable will be limited to the amount, if any, by which the premiums paid less any outstanding loan amount and withdrawals exceed the accelerated death benefit payment.

In the event of suicide of the second insured to die, while sane or insane, after an accelerated death benefit is paid and within two years from the effective date of an increase in face amount for which evidence of insurability had been provided, or a change in death benefit option 1 to 2, our liability will be limited to any unaccelerated portion of the death benefit proceeds that would have been payable had such increase or change not taken effect. We will also refund to your policy value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.


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                                     Page 22

ALL ABOUT PREMIUMS

Your policy gives you the flexibility to vary the amount and timing of your premium payments within certain limits. We deduct a premium expense charge from each premium payment, and then allocate your net premium to the investment options you've chosen on the business day we receive your payment. You'll find the guaranteed maximum premium expense charge for this policy in Section 1, and more about when our current charges may change in Changing our charges.

MAKING PREMIUM PAYMENTS

You'll find your minimum first premium payment in Section 1. It was due on your policy's issue date. Your insurance coverage started when you paid this premium and we issued your policy.

You can schedule the amount and frequency of the rest of your premium payments. We refer to scheduled premium payments as planned premiums. Here's how it works:

o You'll find the amount and frequency of your planned premium in Section 1. You chose these on your application.

o You can change the amount and timing of your planned premium. Your planned premium must be at least $25.

o We'll send you a notice to remind you of your planned premium payment. We won't send a notice if you've chosen to make scheduled electronic payments. You're not required to make planned premium payments, but if you miss a payment, your policy may be in danger of lapsing, which means your insurance coverage would end. Even if you make all your planned premium payments, your policy could still lapse if its cash surrender value isn't enough to cover your monthly charges. You'll find more about lapsing in Lapsing and reinstatement.

o You can make additional premium payments of at least $25 at any time. You can ask us for a receipt for any premium payment you make.

o We reserve the right to limit total premium payments allocated to the fixed-rate account to $500,000 within a policy year.

o While this policy is in force, we'll accept premium payments up until the younger person insured by the policy reaches age 100 as long as at least one of the people insured by the policy is living.

o We'll treat any payment you make during the life of your policy as a premium unless you tell us otherwise.

o You must send all premium payments to our administrative office unless we tell you otherwise.

o The payment of planned premiums does not guarantee that your policy will stay in force until the younger insured's age 100.

LIMITS ON THE PREMIUM PAYMENTS YOU CAN MAKE

Federal tax law may limit the amount of premium payments you can make.

If your policy's tax test is the guideline premium test, we'll refuse to accept all or part of a premium payment if, by accepting it, your policy would no longer qualify as life insurance under federal tax law. You'll find the tax test for this policy in Section 1.

We may refuse to accept all or part of a premium payment if, by accepting it, your net amount at risk will immediately increase. We'll accept your premium payment in this situation if you give evidence of insurability satisfactory to us.

If accepting all or part of a premium payment would cause your policy to be classified as a modified endowment contract, we will refuse to accept all or part of that premium payment unless you tell us to accept it, in a form satisfactory to us. A modified endowment contract is still considered to be life insurance under federal tax law, but it doesn't receive all the tax advantages of other life insurance contracts.

If we return a premium payment to you, we'll send it no later than 60 days after the end of the policy year in which you paid the premium. We won't return a premium payment if it would cause your policy to lapse. You'll find more about lapsing in Lapsing and reinstatement.


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


ALLOCATING YOUR PREMIUMS

We'll allocate your net premium payments, other than the first, on the business day we receive them to the investment options you chose in your most recent allocation instructions. In Section 1, you'll find the instructions you gave us on your application.

You can write to us at any time, or tell us in another way that's satisfactory to us, to change your allocation instructions. Your allocation percentages must be in whole numbers and add up to 100%. We'll apply your new instructions to all net premiums we receive starting on the business day we receive your request.


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


YOUR INVESTMENT OPTIONS

We put your premium payments in our general and separate accounts. We own the assets in our accounts and allocate your net premiums to the investment options you've chosen.

You can choose to allocate your premiums to the fixed-rate account or to a number of investment accounts. Amounts allocated to the fixed-rate account are held in our general account. Amounts allocated to the investment accounts are held in our separate account.

THE FIXED-RATE ACCOUNT

You can choose to allocate any or all of your premium payments to the fixed-rate account. Or you can transfer policy value from the investment accounts to the fixed-rate account. You'll find more about making transfers in Transferring among investment options.

The policy value in the fixed-rate account earns interest at a rate no less than the minimum annual rate shown in Section 1. We may offer a higher rate if we choose. The rate we offer on the fixed-rate account may be different from the interest rate on the loan account.

Turn to Your policy value in Section 2 for more about how we calculate policy value in the fixed-rate account.

THE INVESTMENT ACCOUNTS

Each investment account invests in shares of a corresponding portfolio of the TIAA-CREF Life Funds. Each portfolio is managed by an investment adviser registered under the Investment Advisers Act of 1940. You'll find more about the portfolios in the TIAA-CREF Life Funds prospectus.

About units

When you allocate, transfer or add an amount to an investment account, we use that amount to buy units.

Similarly, when you transfer, withdraw or surrender an amount from an investment account, we redeem and cancel units in that investment account. We calculate the number of units we buy or redeem by dividing the amount of the transaction by the unit value of the investment account at the end of the business day on which we process the transaction.

We calculate how much of your policy value is in an investment account by multiplying the number of units you hold in that account by the account's unit value. Turn to Your policy value for more about how we calculate total policy value in the investment accounts.

About investment performance

We also use unit value to measure the investment performance of the investment accounts. We calculate the unit value for each investment account at the end of every business day by multiplying the unit value for the previous business day by the net investment factor for the current business day.

On any business day, here's how we calculate the net investment factor for an investment account:

a) we take the net asset value per share of the corresponding portfolio of the investment account at the end of the day. This amount doesn't include any transactions made by policyholders or any monthly charges we've deducted or benefits we've paid during that day.

b) we add to a) the per share amount of any dividends or capital gains distributed by the portfolio that day less any amount paid or reserved for the tax liability associated with operating the account since the previous business day.

c) we then divide the sum of a) and b) by the net asset value per share of the corresponding portfolio of the investment account at the end of the previous business day. This amount includes any transactions made by policyholders or any monthly charges we've deducted or benefits we've paid during that day.


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
d) finally, we subtract from the amount calculated in c) the daily mortality and expense risk charge, the daily administrative expense charge and the daily investment advisory expense charge. You'll find the guaranteed maximum mortality and expense risk charge and administrative expense charge in Section 1. You'll find more about the investment advisory expense charge in the TIAA-CREF Life Funds prospectus.

Unit values on any non-business day are determined using the unit value as of the most recent business day.

TRANSFERRING AMONG INVESTMENT OPTIONS

You can make transfers among the investment accounts and the fixed-rate account. Transfers will normally be effective at the end of the business day we receive your request.

Here are some things you need to know about making transfers.

o The minimum amount for a transfer is $250 or the total value of the investment option you are transferring from, whichever is less. Your transfer allocations must be in whole dollar amounts or full percentages.

o We won't charge you for the first 12 transfers you make in any policy year. We reserve the right to charge you $25 for any transfer after the 12th transfer. We won't charge you for the transfers described in Section 1.

o We'll deduct the transfer charge, if there is one, from the investment option that you're transferring to.

o If you're transferring to more than one investment option at a time, we'll deduct the charge, if applicable, from all your targeted investment options in proportion to the amount transferred into each option.

o We reserve the right to allow you to make only one transfer from each investment option within any 90-day period.

o If you don't have enough policy value in an account to cover a transfer, we'll transfer the remaining amount in the account into the account that you are transferring to. If you are transferring to more than one account we will transfer the remaining amount in the account into the accounts you are transferring to in proportion to your transfer instructions.

DOLLAR COST AVERAGING TRANSFER PROGRAM

Our dollar cost averaging program allows you to make scheduled transfers from the fixed-rate account to the investment accounts. Here's how the program works:

o You must send us your request in a form satisfactory to us to start the program.

o You choose the dollar amount of each transfer, but the amount must be at least $100.

o You decide how many scheduled transfers to make. However, we require a minimum of 6 transfers for this program. If you don't choose a number, transfers will be made until there is no policy value remaining in the fixed-rate account.

o The first transfer will be made on the first monthly charge date after: a) the right to cancel period has ended; or b) we receive your request to start the program, whichever is later. When the monthly charge date falls on a day that is not a business day, we'll transfer into the investment accounts using the unit values as of the immediately preceding business day.

o You choose whether transfers will be made monthly or quarterly. If you don't select a timing, we will make monthly transfers.

o You decide how the transfers will be allocated into the investment accounts.

o    We won't charge you for any transfers made under this program.

o We reserve the right to allow you to start only one dollar cost averaging program in any policy year.

o We reserve the right to discontinue the dollar cost averaging program. We will give you at least 30 days advanced notice if we discontinue the program.

We'll keep making transfers until one of the following happens:

o    you tell us in a form satisfactory to us to cancel the program

o you don't have enough policy value in the fixed-rate account to cover a transfer. If this happens, we'll automatically transfer the remaining amount in the fixed-rate account into the investment accounts you chose in your most recent dollar cost averaging transfer allocation instructions

o    we've made the number of transfers you asked us to make.

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                                     Page 26

ABOUT THE SEPARATE ACCOUNT

The TIAA-CREF Life separate account, VLI-1, funds the investment accounts offered under this policy. We own the assets in the VLI-1 account and keep them separate from our other separate accounts and from the general account.

We use the VLI-1 account to support the benefits for this policy and other similar policies. We must keep enough money in the VLI-1 account to cover the policy values allocated to the investment accounts under the policies funded by the account, but we can transfer any amount that's more than these liabilities to our general account.

We can't charge the assets of the VLI-1 account with any liabilities from our other business.

Similarly, the income, gains or losses, realized or unrealized, of the assets of an investment account belong to that investment account and are credited to or charged against the assets held in that investment account without regard to our other income, gains or losses. We comply with all laws and regulations that apply when we value the assets of the VLI-1 account.

If we believe it's in your best interests and it's appropriate for the purposes of this policy, we can take certain actions. We'll give you notice if it's needed, and we'll get approval from you, the SEC or any other regulatory authority when needed by law. Here's what we can do:

o    deregister the VLI-1 account under securities law

o operate the VLI-1 account in any form allowed under securities and other law

o take any action needed to comply with, maintain or get any exemption from securities law

o transfer any assets from an investment account into another investment account, or into other separate accounts or our general account

o    add, combine or remove investment accounts in the VLI-1 account

o substitute a portfolio's shares held in an investment account with another class of shares issued by the portfolio, or with shares of another investment company or any other investment allowed by law

o change the way we deduct or collect charges under the policy as long as any increase in charges is allowed under the terms of this policy

o modify this policy as needed so that it continues to qualify as life insurance under federal tax law

o add to, cancel or suspend your ability to allocate net premiums or transfer policy value in any of the investment options to any other investment options.

We reserve the right to make any other technical changes to this policy that are necessary to conform with the actions listed above.

We'll tell you if any of these actions result in a material change in the underlying portfolios of an investment account you've allocated policy value to. We'll file details of any material change with a regulatory authority if needed, and the change will be subject to any approval required.

If you object to a material change that affects an investment account you've allocated policy value to, you can ask us in a form satisfactory to us to transfer that policy value into another investment option. We must receive your transfer request at our administrative office within 60 days of the postmarked date on the notice of material change we send to you. We won't charge you for this transfer.

The VLI-1 account is a separate investment account under New York state laws. It's registered as a unit investment trust with the SEC under the Investment Company Act of 1940.

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Ed. 12/01

LOANS, WITHDRAWALS AND SURRENDERS

You can get access to all or some of your policy value while your policy is in force by making withdrawals or surrendering your policy. You can also take out a loan from us using your policy as collateral.

ABOUT LOANS

You can borrow money from us any time after the right to cancel period ends while at least one of the people insured by the policy is living. You should consult a qualified tax advisor before taking out a loan.

When you borrow money from us, we use your policy value as collateral. You pay interest on the amount you borrow. The policy value set aside to secure your loan also earns interest. Here's how it works:

o The loan will take effect at the end of the business day we receive your request in a form satisfactory to us.

o To secure the loan, we transfer an amount equal to the amount you're borrowing from your policy value in the investment options to the loan account. If you don't tell us which investment options to take the loan amount from, we'll transfer it from all of your investment options in proportion to the policy value you have in each option.

o The amount of policy value in the loan account earns interest. You'll find more about the loan account later in this section. You'll find more about how we calculate policy value in the loan account in Your policy value.

o Taking out a loan may affect your policy value because the amount set aside in the loan account misses out on the potential earnings available through the investment options.

o Interest owed on the amount you've borrowed accrues daily at an annual rate set by us. You'll find more about our interest rates later in this section.

o Interest that has accrued during a policy year is due on your policy anniversary and whenever the cash surrender value isn't enough to cover the monthly charge. If you don't pay the interest when it's due, we'll add it to the amount of your loan and start accruing interest on the new balance from the date it was due.

o On each policy anniversary, if your outstanding loan amount is greater than your policy value in the loan account, we'll transfer the difference from the investment options to the loan account. If you don't tell us which investment options to take this amount from, we'll transfer it from your investment options in proportion to the policy value you have in each option.

How much you can borrow

The minimum amount you can borrow is $1,000. The maximum amount you can borrow is 90% of your policy value. Throughout this policy, your outstanding loan amount means the amount in the loan account plus any interest you owe on any loans.

Loan interest rates

We'll tell you the interest rate within 30 days after you apply for a loan. We'll give you 10 days notice if we're going to increase the interest rate and you have an outstanding loan amount. A change in the loan interest rate during a policy year won't, on its own, cause your policy to lapse during that year.

Our loan interest rate will never be more than the maximum rate allowed by law. It will also never be more than either of the following, whichever is greater:

o 1% above the guaranteed minimum interest rate for the fixed-rate account shown in Section 1.

o the published monthly average for the calendar month ending two months before the month in which a policy year begins.

The monthly average currently used is Moody's Corporate Bond Yield Average--Monthly Average Corporates, published by Moody's Investors Service, Inc. If it's no longer published, we'll use a similar monthly average that's acceptable to the insurance department in the state where we delivered this policy.


AM-JVUL.1
Ed. 12/01

We set our loan interest rates for the year at the beginning of each year. The rate will apply for the whole year. For the next year, if the new maximum rate is at least .5% lower than the rate we set for the last policy year, we'll lower the rate so that it's no greater than the new maximum rate. But we won't increase the rate unless the maximum rate is at least .5% higher than the rate we set for the last year.

Loan account interest rate

During the first 15 policy years, the amount in the loan account earns interest at a rate no less than 2% below the interest rate for policy loans.

Starting in the 16th policy year, the amount in the loan account earns interest at a rate no less than 0.5% below the interest rate for policy loans.

In all policy years, the interest rate on the loan account may be different from the interest rate for the fixed-rate account, but it will never be less than the guaranteed minimum interest rate for the fixed-rate account in Section 1.

Paying off your loan

You can pay off all or part of your outstanding loan amount any time while your policy is in force. The minimum loan payment you can make is $100 or your outstanding loan amount, whichever is less. We won't deduct a premium expense charge from any loan payment you make.

We'll reduce your outstanding loan amount by the amount of your loan payment. We'll also transfer the amount of your loan payment from the loan account to the investment options you choose. If you don't tell us which investment options to make the transfer to, we'll use your most recent premium allocation instructions.

If you don't pay off your loan

If you don't pay off your loan, we'll deduct your outstanding loan amount from the death benefit proceeds when the last surviving person insured by the policy dies. You'll find more about this in How death benefit proceeds are calculated.

MAKING WITHDRAWALS

You can make withdrawals starting on your policy's first anniversary as long as the policy is in force and at least one of the people insured by the policy is living. Here's how it works:

o We'll process the withdrawal at the end of the business day we receive your request in a form satisfactory to us.

o Each withdrawal must be at least $1,000 or the total policy value in the investment option you're making the withdrawal from, whichever is less.

o    A withdrawal can't be for more than your policy's cash surrender value.

o If you don't tell us which investment options to take the withdrawal from, we'll take it from all of your investment options in proportion to the policy value you have in each option.

o We reserve the right to allow you to make only one withdrawal from any investment option within a 90-day period.

o We will not allow any withdrawal that prevents the policy from qualifying as life insurance under federal tax law.

o If a withdrawal would cause your policy to be classified as a modified endowment contract, we will not process the withdrawal until you tell us to in a form satisfactory to us.

o We'll send you new policy pages showing you any changes in your policy's benefits and values after you've made a withdrawal.


AM-JVUL.1
Ed. 12/01

How withdrawals affect the face amount

If you've chosen death benefit Option 2, making a withdrawal won't reduce your policy's face amount. If you've chosen death benefit Option 1, we'll reduce your initial face amount and any in force face amount increases you've asked for by the amount of the withdrawal in proportion to your face amount before the withdrawal.

Your face amount can never be less than the minimum face amount shown in Section
1. If a withdrawal will cause your face amount to be less than the minimum face amount, you must reduce the amount of the withdrawal or surrender the policy.

SURRENDERING YOUR POLICY

If you surrender your policy for its cash surrender value, your insurance coverage under this policy will end. The cash surrender value is your policy value less any outstanding loan amount. We'll calculate the cash surrender value on the business day we receive your request. You can choose to receive the cash surrender value in a lump sum or in monthly payments. You'll find more about the payment methods we offer in Payment methods for the death benefit proceeds and cash surrender value.

This policy doesn't have a minimum guaranteed cash surrender value, but the cash surrender value will never be less than what's required under the laws of the state where we delivered this policy.


AM-JVUL.1
Ed. 12/01

YOUR POLICY VALUE

Policy value isn't guaranteed - it depends on the amount and timing of your premium payments, the performance of the investment accounts you've chosen, the interest rates on the fixed-rate account and the loan account, policy charges, how much you've borrowed or withdrawn from the policy, and the level of policy and rider benefits.

HOW WE CALCULATE YOUR POLICY VALUE

Your policy value is equal to the total amount allocated to the investment accounts, the fixed-rate account and the loan account. You'll find more about the investment accounts and the fixed-rate account in Your investment options. You'll find more about the loan account in Loans, withdrawals and surrenders.

We'll adjust your policy value if we find out that you stated the age or gender of either person insured by the policy incorrectly on your application and at least one of the two people insured by the policy is living. We'll retroactively adjust the policy value to reflect the monthly charges we should have deducted for the correct age or gender of either person. You'll find more about this in Monthly charges.

Calculating policy value in the fixed-rate account

On the policy date, the policy value in the fixed-rate account equals the net premiums allocated to this account less the part of the first monthly charge deducted from this account.

To calculate total policy value in the fixed-rate account on any day, we start with the net premiums you've allocated to the account. Then we add:

o any amounts you've transferred into the account from an investment account or the loan account

o    any interest accrued.

Finally, we subtract:

o    any monthly charges deducted from the account

o    any withdrawals you've made from the account

o any amounts transferred from the account to an investment account or the loan account

o any fees deducted from the account for transfers or for getting your death benefit early.

If we're calculating the policy value in the fixed-rate account on a monthly charge date, we'll also subtract the part of that date's monthly charge that's deducted from this account.

Calculating policy value in the investment accounts

On the policy date, the policy value in each investment account equals the net premiums allocated to that account less the part of the first monthly charge deducted from that account.

On any other day, the policy value in any investment account is equal to the number of units in the investment account multiplied by the unit value for that account. You'll find more about units and unit values in Your investment options.

To calculate the total number of units, we start with the number of units you bought on the issue date.

Then we add units of the account you bought:

o    using additional net premiums

o    through any transfers from other investment options or the loan account.

Finally, we subtract units of the account redeemed:

o    to pay for monthly charges

o    to pay for withdrawals

o    through any transfers to another investment option or the loan account

o    to pay for transfer fees, or fees for getting your death benefit early.


AM-JVUL.1
Ed. 12/01

If we're calculating the policy value in an investment account on a monthly charge date, we'll also subtract the part of that date's monthly charge that's deducted from this account.

Calculating policy value in the loan account

To calculate the total policy value in the loan account on any day, we add:

o    any amounts transferred into the account

o    any interest credited to the account.

Finally, we subtract:

o    any transfers out of the account.

MONTHLY CHARGES

We deduct a monthly charge from your policy value on each monthly charge date. We make the deductions from the investment options in proportion to the policy value you have in each option. We'll stop deducting the monthly charge when the younger person insured by the policy reaches age 100.

The monthly charge has four parts:

Policy unit charge

You'll find the guaranteed maximum policy unit charge in Section 1.

Policy fee

You'll find the guaranteed maximum policy fee in Section 1.

Cost of insurance charge

Part of the cost of insurance charge covers sales and promotional expenses for this policy. These expenses will be higher in the early years of your policy.

On each monthly charge date, we calculate the cost of insurance charge after we deduct the policy unit charge and policy fee. If you've added any riders to your policy, we may calculate rider charges before or after deducting the cost of insurance charge depending on the rules of the rider. You'll find more in Riders you've added.

Here's how we calculate the cost of insurance charge:

o    first we divide the net amount at risk by $1,000

o then we multiply that amount by the monthly cost of insurance rate per $1,000 of net amount at risk

Different cost of insurance rates may apply to the net amount at risk for the initial face amount and each increase in the face amount you've asked for. The net amount at risk can never be less than zero.

Here's how we calculate the net amount at risk:

o first we divide the amount of the death benefit under this policy and any riders by a monthly interest factor of 1.00246627. We don't include any death benefit amounts under the single life level term insurance rider.

o then we subtract the policy value from that amount, before we deduct the cost of insurance charge.

When we're calculating net amount at risk, we allocate the policy value to the initial face amount and any increases in the face amount in proportion to the total face amount. If we've increased your death benefit so that your policy continues to qualify as life insurance under federal tax law, we allocate that increase to the initial face amount and any increases in the face amount you've asked for in proportion to the total face amount.

The monthly cost of insurance rates for the net amount at risk of this policy are based on the age, gender and underwriting class of each of the people insured by the policy. They're also based on the policy's face amount, death benefit option and the number of years the policy has been in force.

The monthly cost of insurance rates for the initial face amount will never be greater than the guaranteed maximum monthly cost of insurance rates shown in
Section 1.


AM-JVUL.1
Ed. 12/01

Charges for optional riders

If you've added any riders to your policy, we add any charges for them to your monthly charge. You'll find more in Riders you've added.

Changing our charges

We may change our monthly cost of insurance rates, excess interest rates, mortality and expense risk charges, administrative expense charges, premium expense charges, policy fees and policy unit charges if we change our future expectations for mortality, expenses, persistency, investment earnings, or federal, state or local taxes. These rates and charges, however, will never be greater than the guaranteed maximum rates and charges. We'll make any changes according to the procedures and standards on file with the insurance department of the state where we delivered this policy.

Changes we make to rates and charges will be the same for all policies that have the same face amount, death benefit option and policy year, and where the people insured by the policies have the same issue ages, genders and underwriting classes. Changes will first apply on the next monthly charge date.

We'll calculate changes in policy cost factors prospectively. We'll review interest rates at least once a year. We'll review all other charges at least once every five years.

We won't change our charges more than once a month. We won't change our charges because of a change in the health or job of either person insured by this policy. We also won't change our charges to recoup any prior losses.


AM-JVUL.1
Ed. 12/01

LAPSING AND REINSTATEMENT

If your policy's cash surrender value is less than the monthly charge on the date it's due, your policy may lapse, which means you'll no longer have any insurance coverage. If your policy is in danger of lapsing, we'll give you a grace period to pay the premium needed. If your policy lapses, you have three years from the end of the grace period to apply for reinstatement. You can't reinstate your policy if you surrender it.

ABOUT LAPSING

Generally, if your policy's cash surrender value isn't enough to cover the monthly charge on the date it's deducted, your policy may lapse.

We'll tell you the minimum payment you have to make in order to keep your policy in force. You'll be required to make a minimum payment that is enough to make your cash surrender value positive. We'll send a lapse notice to you, and to anyone you've assigned your policy to, at the most recent addresses we have in our records.

The grace period

We'll give you a grace period of 61 days to make the minimum payment. The grace period will start on the date we send notice to you that the cash surrender value wasn't enough to cover the monthly charge. We'll send a notice to you, and to anyone you've assigned your policy to, at the most recent addresses we have in our records. When the cash surrender value is insufficient to cover the monthly charge, we will transfer any remaining policy value in the investment options into a special holding account that does not earn interest.

If we don't receive the minimum payment within the grace period, your policy will lapse with no value. If your policy lapses at the end of the grace period, we'll return any payments you made to us during the grace period. We'll always give you at least 15 days, but no more than 45 days, notice if your policy is going to lapse.

REINSTATING YOUR POLICY

If your policy lapses, you have three years from the end of the grace period to apply for a reinstatement. If approved we will reinstate the policy only, excluding any riders. If only one person insured by the policy is living, you can't reinstate the policy if the other person died while the policy wasn't in force.

We'll approve the reinstatement of your policy if you send us the following:

o    an application in a form satisfactory to us

o evidence of insurability satisfactory to us, for all surviving insureds, and, if only one person is living, evidence that the other person died while the policy was in force

o    payment of:

     -- any outstanding loan amount as of the date the policy lapsed, or reinstatement of that amount

     -- all unpaid monthly charges as of the date the policy lapsed, plus interest at an annual effective rate of 6% from the date the policy lapsed to the date we reinstate it

     --   a premium that is enough to make your cash surrender value positive.

We'll reinstate your policy on the date we approve the reinstatement or the date we receive the payment needed for reinstatement, whichever comes later. On the date we reinstate your policy, the policy value will equal the amount you paid to reinstate it, less:

o    any loan payment

o    any unpaid monthly charges with interest

o    any premium expense charge.

If we reinstate your policy on a monthly charge date, we'll also deduct a monthly charge.


AM-JVUL.1
Ed. 12/01

PAYMENT METHODS FOR THE DEATH BENEFIT PROCEEDS AND CASH SURRENDER VALUE

You can choose to have the death benefit proceeds or the cash surrender value paid in a lump sum. Or you can choose monthly payments under one of the three payment methods we offer. You'll find more about the death benefit proceeds in What we pay to your beneficiaries. You'll find more about the cash surrender value in Surrendering your policy.

CHOOSING A PAYMENT METHOD

You can choose among the monthly payment methods outlined on the following pages at any time while at least one of the two people insured by the policy is living. You should contact us for more information about the payment methods.

You can change your payment method by a request in a form satisfactory to us while either person insured by the policy is living. If we accept the change, it will be effective on the date you signed the change request. If you don't choose a payment method, your beneficiary can choose one when he or she files a claim after the last surviving person insured by the policy dies.

If you change your beneficiary, we'll cancel the payment method you've chosen and you'll have to choose a payment method again. You'll find more about changing your beneficiary in About your beneficiaries.

You can choose contingent persons to receive the payments under payment Method 1 or Method 2 or for the guaranteed period under Method 3. You can choose a payment method for contingent persons under our rules.

PAYMENT METHODS WE OFFER

Payment Method 1: Interest payments

Under this method, we hold the death benefit proceeds or the cash surrender value and make monthly interest payments for the period you choose or until the person receiving the payments dies, whichever comes first. You must choose a period of 30 years or less. We'll pay interest at an annual effective rate of at least 2.5%.

At any time, the person receiving the payments can ask for a lump sum payment. The lump sum payment will be the amount of death benefit proceeds or cash surrender value we're still holding.

If the person receiving the payments dies, we'll make a lump sum payment to anyone you or the person receiving the payments chooses. The lump sum payment will be the amount of death benefit proceeds or cash surrender value that we're still holding. If none of the people chosen to receive the payment are living, we'll pay it to the estate of the last person to receive the monthly payments.

Payment Method 2: Payments for a fixed period

Under this method, you choose a fixed period of up to 30 years. During this period, we make monthly payments based on an annual effective interest rate of at least 2.5%. You'll find the guaranteed minimum monthly payment for each $1,000 of death benefit proceeds or cash surrender value in the table below.

At any time, the person receiving the payments can take a lump sum payment instead. The lump sum payment will always be the commuted value of the remaining monthly payments. The commuted value is based on interest at an annual effective rate of 2.5%. It will always be less than the sum of the remaining payments.

If the person receiving the monthly payments dies before the end of the fixed period, we'll continue making the payments to the person you or the person receiving the payments chooses. Or we may make a lump sum payment unless we are instructed otherwise.

If none of the people you've chosen to receive the payments are living or you didn't name anyone, we'll make a lump sum payment to the estate of the last person to receive the payments.


AM-JVUL.1
Ed. 12/01

-------------------------------------------------------------------------------

                                    METHOD 2

             GUARANTEED MINIMUM INSTALLMENTS FOR A SPECIFIED PERIOD
                           FOR EACH $1,000 OF PROCEEDS

PAYMENT      AMOUNT OF      PAYMENT      AMOUNT OF      PAYMENT      AMOUNT OF
PERIOD         EACH         PERIOD         EACH         PERIOD          EACH
(YEARS)       MONTHLY       (YEARS)       MONTHLY       (YEARS)       MONTHLY
              PAYMENT                     PAYMENT                     PAYMENT

   2          $42.66          11           $8.64          21           $5.08
   3           28.78          12            8.01          22            4.90
   4           21.85          13            7.48          23            4.74
   5           17.69          14            7.03          24            4.59
                              15            6.64          25            4.46

   6           14.92          16            6.29          26            4.33
   7           12.94          17            5.99          27            4.22
   8           11.46          18            5.72          28            4.11
   9           10.31          19            5.48          29            4.02
  10            9.39          20            5.27          30            3.92
-------------------------------------------------------------------------------

Payment Method 3: Life annuity with a guaranteed period

Under this method, we make monthly payments for the life of the person chosen to receive the payments. You'll find the guaranteed minimum monthly payment for each $1,000 of death benefit proceeds or cash surrender value in the table below. We base the guaranteed minimum payments on an annual effective interest rate of 2.5% and mortality rates based on the gender-distinct Annuity 2000 mortality tables set back 13 years. We base the monthly payments on the age, in completed years and months, of the person you've chosen to receive the payments. That person can't take a lump sum instead of the monthly payments.

If we find out that we've been using the wrong age or gender to calculate the monthly payment, we'll recalculate the payment based on the correct age or gender. If we've been paying too little, we'll pay the difference plus interest, at a compound annual effective rate of 6%, on the date we recalculate the payment. If we've been paying too much, we'll take the difference plus interest, at a compound annual effective rate of 6%, from future payments.

You choose a guaranteed period of 0, 10, 15 or 20 years. If the same monthly payments are available with different guaranteed periods, we'll use the longest guaranteed period.

If the person receiving the payments dies after the guaranteed period ends, we'll stop making payments. If the person receiving the monthly payments dies during the guaranteed period, we'll continue making the payments to the person you or the person receiving the payments chooses. Or that person can choose to receive a lump sum payment. The lump sum payment will be the commuted value of the remaining monthly payments. The commuted value is based on interest at an annual effective rate of 2.5%. It will always be less than the sum of the remaining payments.

We may calculate the monthly payments or lump sum payment on a more favorable basis if we're issuing a single premium immediate annuity that has an interest rate and a mortality rate that's more favorable to the person you've chosen to receive the payments.

If none of the people you've chosen to receive the payments are living or you didn't name anyone, we'll make a lump sum payment to the estate of the last person to receive the payments.

WHEN WE MIGHT CANCEL YOUR PAYMENT METHOD

We may cancel your payment method for any of the following reasons:

o    you assign this policy after you've chosen a payment method

o the death benefit proceeds or cash surrender value are to be paid to a corporation, an association, a partnership or an estate, either in or out of trust

o you've chosen payment Method 1 and the death benefit proceeds are less than $5,000

o you've chosen payment Method 2 or Method 3 and any monthly payment would be less than $25.


AM-JVUL.1
Ed. 12/01


---------------------------------------------------------------------------------------------------------------------------------
                                                              METHOD 3.

                  GUARANTEED MINIMUM INSTALLMENTS FOR A CERTAIN PERIOD AND AS MUCH LONGER AS THE PAYEE MAY LIVE


                                       MALE PAYEE                                                    FEMALE PAYEE

  AGE OF                    AMOUNT OF EACH MONTHLY PAYMENT FOR EACH                   AMOUNT OF EACH MONTHLY PAYMENT FOR EACH
PAYEE WHEN               $1,000 OF PROCEEDS WHEN THE CERTAIN PERIOD IS             $1,000 OF PROCEEDS WHEN THE CERTAIN PERIOD IS
 PAYMENTS
  BEGIN                     0 YRS     10 YRS     15 YRS     20 YRS                    0 YRS     10 YRS     15 YRS     20 YRS
                            -----     ------     ------     ------                    -----     ------     ------     ------
    20                      $2.47      $2.47      $2.47      $2.47                    $2.42      $2.42      $2.42      $2.42
    21                       2.49       2.49       2.48       2.48                     2.43       2.43       2.43       2.43
    22                       2.50       2.50       2.50       2.49                     2.44       2.44       2.44       2.44
    23                       2.51       2.51       2.51       2.51                     2.45       2.45       2.45       2.45
    24                       2.53       2.52       2.52       2.52                     2.46       2.46       2.46       2.46
    25                       2.54       2.54       2.54       2.53                     2.48       2.48       2.47       2.47
    26                       2.55       2.55       2.55       2.55                     2.49       2.49       2.49       2.49
    27                       2.57       2.57       2.56       2.56                     2.50       2.50       2.50       2.50
    28                       2.58       2.58       2.58       2.58                     2.51       2.51       2.51       2.51
    29                       2.60       2.60       2.60       2.59                     2.53       2.53       2.53       2.53
    30                       2.62       2.61       2.61       2.61                     2.54       2.54       2.54       2.54

    31                       2.63       2.63       2.63       2.63                     2.56       2.56       2.56       2.55
    32                       2.65       2.65       2.65       2.64                     2.57       2.57       2.57       2.57
    33                       2.67       2.67       2.66       2.66                     2.59       2.59       2.59       2.59
    34                       2.69       2.68       2.68       2.68                     2.61       2.60       2.60       2.60
    35                       2.71       2.70       2.70       2.70                     2.62       2.62       2.62       2.62
    36                       2.73       2.72       2.72       2.72                     2.64       2.64       2.64       2.64
    37                       2.75       2.75       2.74       2.74                     2.66       2.66       2.66       2.65
    38                       2.77       2.77       2.76       2.76                     2.68       2.68       2.67       2.67
    39                       2.79       2.79       2.79       2.78                     2.70       2.70       2.69       2.69
    40                       2.82       2.81       2.81       2.81                     2.72       2.72       2.71       2.71

    41                       2.84       2.84       2.83       2.83                     2.74       2.74       2.74       2.73
    42                       2.87       2.86       2.86       2.85                     2.76       2.76       2.76       2.75
    43                       2.89       2.89       2.89       2.88                     2.78       2.78       2.78       2.78
    44                       2.92       2.92       2.91       2.91                     2.81       2.81       2.80       2.80
    45                       2.95       2.95       2.94       2.93                     2.83       2.83       2.83       2.82
    46                       2.98       2.98       2.97       2.96                     2.86       2.86       2.85       2.85
    47                       3.01       3.01       3.00       2.99                     2.89       2.88       2.88       2.88
    48                       3.05       3.04       3.04       3.03                     2.91       2.91       2.91       2.90
    49                       3.08       3.08       3.07       3.06                     2.97       2.97       2.97       2.96
    50                       3.12       3.11       3.11       3.09                     3.01       3.00       3.00       2.99

    51                       3.16       3.15       3.14       3.13                     3.04       3.04       3.03       3.02
    52                       3.20       3.19       3.18       3.16                     3.04       3.04       3.03       3.02
    53                       3.24       3.23       3.22       3.20                     3.08       3.07       3.07       3.06
    54                       3.28       3.28       3.26       3.24                     3.11       3.11       3.10       3.09
    55                       3.33       3.32       3.31       3.28                     3.15       3.15       3.14       3.13
    56                       3.38       3.37       3.35       3.32                     3.19       3.19       3.18       3.17
    57                       3.43       3.42       3.40       3.37                     3.24       3.23       3.22       3.21
    58                       3.48       3.47       3.45       3.41                     3.28       3.27       3.26       3.25
    59                       3.54       3.52       3.50       3.46                     3.33       3.32       3.31       3.29
    60                       3.60       3.58       3.55       3.51                     3.38       3.37       3.35       3.33

    61                       3.66       3.64       3.61       3.56                     3.43       3.42       3.40       3.38
    62                       3.72       3.70       3.66       3.61                     3.48       3.47       3.45       3.43
    63                       3.79       3.76       3.72       3.67                     3.54       3.52       3.51       3.48
    64                       3.86       3.83       3.79       3.72                     3.60       3.58       3.56       3.53
    65                       3.93       3.90       3.85       3.78                     3.66       3.64       3.62       3.58
    66                       4.01       3.97       3.92       3.84                     3.73       3.71       3.68       3.64
    67                       4.09       4.05       3.99       3.90                     3.80       3.77       3.74       3.69
    68                       4.18       4.13       4.06       3.96                     3.87       3.84       3.81       3.75
    69                       4.27       4.21       4.14       4.03                     3.95       3.92       3.88       3.82
    70                       4.36       4.30       4.22       4.09                     4.03       4.00       3.95       3.88
---------------------------------------------------------------------------------------------------------------------------------


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                                                                       Page 37

OTHER THINGS TO KNOW ABOUT YOUR POLICY

ENTIRE CONTRACT

The entire contract consists of this policy, any attached additional benefit riders, endorsements, original application and any subsequent application(s) for changes that are attached to this policy. We relied upon the application(s) in issuing this policy. All statements made in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to void this contract or contest a claim unless it's a material misrepresentation contained in the application(s).

Only the President, Vice President or Secretary of TIAA-CREF Life Insurance Company may modify the provisions of this policy or waive any of our rights or requirements under it.

STATEMENTS AND REPORTS WE'LL SEND YOU

We'll send you an annual statement within forty-five days of each policy anniversary. We won't charge you for any statement. The statement will give you information about your policy, including:

o    death benefit proceeds

o    face amount

o    current interest rates for the fixed-rate account and loan account

o    policy value

o    cash surrender value

o    any outstanding loan amount

o    premium payments you've made

o    premium expense charges we've deducted

o    monthly charges we've deducted

o any other information that's required by the state where we delivered this policy.

We'll also send you quarterly statements, as well as confirmations when you pay premiums, transfer between investment options, and perform most other transactions. Scheduled transactions such as electronic premium payments, monthly charges, and transfers under our dollar cost averaging program will not generate a confirmation but will be reported on your quarterly statement.

ILLUSTRATIONS

Starting on your first policy anniversary, you can ask us to send you an illustration showing hypothetical projections of your policy value and death benefit. We reserve the right to limit the number of illustrations to no more than one per policy year.

COMMUNICATING WITH US

You should send all payments, and any correspondence to us, to our administrative office. You'll find the address on the front cover of this policy. You should always include your policy number, your full name and current address, and the full names of the people insured by the policy.

WHEN WE PROCESS PAYMENTS

We send out all payments from our administrative office. You'll find the address on the front cover of this policy.

We may delay making any withdrawals, loans, transfers and surrenders from the investment accounts or applying any premium payments to the investment accounts under unusual circumstances; for example, if:

o the New York Stock Exchange closes on a day other than a regular holiday or weekend

o the SEC determines that trading on the New York Stock Exchange is restricted or that an emergency exists

o the corresponding portfolio of an investment account lawfully suspends payment or redemption of its shares.

We may delay payments of withdrawals, loans, transfers and surrenders from the fixed-rate account for up to six months. We won't delay a payment if it needs to be used as a premium payment for any policy you may have with us. Payments of any amounts derived from premiums may be delayed until such time as the funds have cleared your bank.


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


We pay interest at an annual rate from the effective date of the withdrawal, surrender or loan if we delay any payment for 10 days or more. This annual rate will be the same rate that's offered under payment Method 1 in Payment methods for the death benefit proceeds and cash surrender value. We won't pay interest if the amount we owe you is $25 or less.

All payments we make to you under this policy are exempt from the claims of any creditors, to the extent allowed by law. You can't assign or withdraw payments before we make them without our consent.

MISSTATEMENT OF AGE OR SEX

If we find out that you stated the age or gender of either person insured by the policy incorrectly on your application, we'll adjust the death benefit before we calculate the death benefit proceeds. The death benefit will be the amount that you could have bought with your last monthly cost of insurance charge at the correct age or gender. If you have any riders, the death benefit for them will be the amount that you could have bought with your last monthly rider charge at the correct age or gender.

CONTESTING THE VALIDITY OF YOUR POLICY

With respect to each life insured, this policy will be incontestable after it has been in force during the lifetime of that insured for two years from its issue date. If the death of the first insured to die occurs within two years after the issue date, we will not contest this policy due to a material misrepresentation concerning only the first insured to die more than 12 months after receipt of proof of such death.

If you change your death benefit option or increase your face amount
With respect to each life insured, if the death benefit Option is changed from 1 to 2, the amount of any increase in the death benefit due to such change will be incontestable after it has been in force during the lifetime of that insured for two years from the date the change takes effect.

With respect to each life insured, if the Face Amount has been increased subject to evidence of insurability, such increase will be incontestable after it has been in force during the lifetime of that insured for two years from the date the increase takes effect. If the death of the first insured to die occurs within two years after the effective date of a change in death benefit Option from 1 to 2 or an increase in face amount subject to evidence of insurability, we will not contest this policy due to a material misrepresentation concerning only the first insured to die more than 12 months after receipt of proof of such death.

If we successfully contest a change from death benefit Option 1 to 2 or an increase in face amount subject to evidence of insurability, the death benefit will be what would have been payable had such change or increase not taken effect. We will refund to your policy value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

If your policy lapses and we reinstate it

With respect to each life insured, if this policy is reinstated, statements made in the reinstatement application will be incontestable after this policy has been in force during the lifetime of that insured for two years from the reinstatement date. If the death of the first insured to die occurs within two years after the date of reinstatement, we will not contest this policy due to a material misrepresentation concerning only the first insured to die more than 12 months after receipt of proof of such death.

After two years from the issue date; the date of any increase in face amount subject to evidence of insurability; change from death benefit Option 1 to Option 2; or any reinstatement, you must provide us with proof of death if either person insured by the policy has died within that two year period. Failure to provide such proof of death will not avoid a contest and may result in a contest even if you continue to make premium payments.

If this policy is issued as a result of a conversion option from a term insurance policy issued by us, the contestable period will be measured from the issue date of the term policy.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.


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Ed. 12/01

IF SOMEONE COMMITS SUICIDE

In the event of the suicide of either insured, while sane or insane, within two years from this policy's issue date, or reinstatement date, our liability will be limited to the amount of premiums paid less any outstanding loan amount and any withdrawals.

If you increased the face amount or changed your death benefit option

In the event of the suicide of either insured, while sane or insane, within two years from the effective date of any increase in face amount for which evidence of insurability had been provided, or a change from death benefit Option 1 to 2, our liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. We will also refund to your policy value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

If the first insured to die commits suicide, while sane or insane, within two years from this policy's issue date, you may obtain, without evidence of insurability, a new single life flexible premium variable universal life policy then in use by us on the life of the surviving insured. The new policy will be based on the surviving insured's sex, age, and most recent underwriting class of this policy. The face amount of the new policy will be an amount equal to the current face amount of this policy. The death benefit option of the new policy will be the same as this policy.

Additional benefit riders may be included with the new policy with our consent and with evidence of insurability satisfactory to us. If an Aviation Limitation Endorsement is attached to this policy and in force on the date of the suicide of the first insured to die, the new policy will be issued with an Aviation Limitation Endorsement.

The suicide and contestable periods of the new policy will be reduced by the elapsed portion of these periods under this policy.

If this policy is issued as a result of a conversion option from a term insurance policy issued by us, the suicide period will be measured from the issue date of the term policy.

Any assignment of this policy will remain in effect under the new policy.

The suicide exclusion for any additional benefit rider attached to this policy is stated in the rider.

POLICY CALCULATIONS

The values under this policy comply with the laws of the state where we delivered this policy. We've filed a detailed statement showing how we calculate these values with the state insurance department.

We base the net single premiums, used for the cash value accumulation test, on the 1980 Commissioners Standard Ordinary Mortality Tables using the age as of last birthday, tobacco status and gender of the two people insured by the policy. We use an annual interest rate of 4%.

We also use these mortality tables to calculate guaranteed maximum cost of insurance rates, taking into account the number of policy years and the issue ages, genders and underwriting classes of the two people insured by the policy. These rates reflect last survivor mortality using the exact age Frasier method. Separate scales of the guaranteed maximum cost of insurance rates apply to substandard underwriting classes.

DIVIDENDS

This policy is a non-participating policy and does not pay dividends.


AM-JVUL.1
Ed. 12/01

SECTION 3 -- SOME DEFINITIONS

ADMINISTRATIVE OFFICE

the office you must contact to exercise any of your rights under the policy. You should send all payments and requests to:

TIAA-CREF Life Insurance Company
Administrative Office
730 Third Avenue
New York, New York 10017-3206
1-800-223-1200.

AGE

a person's age on the policy date, the issue age shown in Section 1, plus the number of full policy years completed since the policy date. We increase "age" by one year on each policy anniversary.

BUSINESS DAY

any day that the New York Stock Exchange or its successor is open for trading. It usually ends at 4:00 pm Eastern Time or when trading closes on the New York Stock Exchange or its successor, whichever is earlier. If we receive your payment or request after the end of a business day, we'll process it as of the end of the next business day.

CASH SURRENDER VALUE

your policy value less any outstanding loan amount.

DEATH BENEFIT PROCEEDS

the amount we pay to your beneficiaries when we receive satisfactory proof of the deaths of both people insured by the policy. Death proceeds under the Single Life Level Term Insurance Rider, if attached, are payable when the person insured by the Rider dies. The amount equals the death benefit under the death benefit option you've chosen plus any riders you've added, minus any outstanding loan amount and any overdue monthly charges.

FACE AMOUNT

the amount of insurance coverage you've chosen (the initial face amount in Section 1), plus any increases in face amount, less any decreases in face amount.

FEDERAL TAX LAW

Section 7702 of the Internal Revenue Code of 1986.

FIXED-RATE ACCOUNT

an investment option supported by our general account. Policy value allocated to this account earns interest at a rate no less than the guaranteed minimum rate of interest shown in Section 1.

GENERAL ACCOUNT

the account containing all of our assets other than those in the separate account.

IN FORCE

when our obligations under the policy begin once we receive your first premium payment and issue this policy. Your policy will be in force until either both people insured by the policy die, the grace period expires and your policy lapses, or you surrender or exchange your policy.

INITIAL FACE AMOUNT

the face amount on the issue date, shown in Section 1.


AM-JVUL.1
Ed. 12/01

INVESTMENT ACCOUNT

an investment option that invests in shares of a corresponding portfolio of the TIAA-CREF Life Funds. You'll find the list of investment accounts available under this policy in Section 1. Each investment account is a subaccount of the separate account, VLI-1.

INVESTMENT OPTIONS

the options you can choose from when you're allocating net premiums under this policy. The investment options for this policy include the investment accounts listed in Section 1, and the fixed-rate account.

ISSUE AGE

the age, shown in Section 1, of each person insured by the policy on the policy date.

ISSUE DATE

the day, shown in Section 1, that we issued this policy at our administrative office. We measure the suicide and contestability periods from the issue date.

LOAN ACCOUNT

an account within our general account to which we transfer policy value from the investment options as collateral when you take out a policy loan. The policy value in the loan account earns interest at a rate no less than the guaranteed minimum rate for loans described in Section 2.

MODIFIED ENDOWMENT CONTRACT

a special kind of life insurance policy that's defined in Section 7702A of the Internal Revenue Code. It doesn't receive the same tax advantages as other life insurance policies.

MONTHLY CHARGE DATE

the day we deduct the monthly charge from your policy value. It's the same date of each calendar month as the policy date or it's the last day of the month if that comes first.

NET AMOUNT AT RISK

the amount we use to calculate the cost of insurance charges for this policy and any riders you've added. It can never be less than zero. We calculate it by dividing the amount of death benefit by a monthly interest factor of 1.00246627. Then, from this amount, we subtract the policy value, before we deduct the cost of insurance charge.

NET PREMIUM

any premium payment, less a premium expense charge, that we allocate to an investment option.

OUTSTANDING LOAN AMOUNT

the amount in the loan account plus any unpaid and accrued interest you owe.

POLICY ANNIVERSARY

the same date of each calendar year as the policy date shown in Section 1.

POLICY DATE

the effective date of this policy shown in Section 1. Policy months, policy years and policy anniversaries are measured from the policy date.

POLICY VALUE

the total amount in the investment accounts, the fixed-rate account and the loan account.

POLICY YEAR

a year that starts on the policy date or on a policy anniversary.


AM-JVUL.1
Ed. 12/01

PORTFOLIO

an investment portfolio of the TIAA-CREF Life Funds that has its own investment objective, strategy and risk.

SEC

Securities and Exchange Commission.

SECURITIES LAW

the Investment Company Act of 1940.

SEPARATE ACCOUNT

the TIAA-CREF Life separate account, VLI-1. It's divided into investment accounts, each of which invests in shares of a corresponding portfolio of the TIAA-CREF Life Funds.

TAX TEST

the Internal Revenue Code Section 7702 test shown in Section 1 that we use to calculate your policy's minimum death benefit and the maximum amount of premium you can pay. Once we issue your policy, the tax test can't be changed.

UNDERWRITING CLASS

a class we assign to each person insured by the policy and use to calculate cost of insurance charges. Classes are based on health, whether or not the person uses tobacco and other non-medical factors. Classes include any flat and temporary extra mortality charges.

UNIT

a measure used to calculate the amount of policy value in any investment account.


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Ed. 12/01

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Ed. 12/01

KEY FEATURES OF YOUR POLICY

o    ADJUSTABLE DEATH BENEFIT

o    FLEXIBLE PREMIUMS PAYABLE DURING EITHER INSURED'S LIFETIME

o PREMIUMS CAN BE ALLOCATED TO THE FIXED-RATE ACCOUNT AND/OR TO OUR INVESTMENT ACCOUNTS

o POLICY VALUE, DEATH BENEFIT AND LENGTH OF COVERAGE VARY DEPENDING ON INVESTMENT PERFORMANCE

o PAYS DEATH BENEFIT PROCEEDS WHEN THE LAST SURVIVING PERSON INSURED BY THE POLICY DIES

o    CAN BE CASHED IN FOR ITS CASH SURRENDER VALUE

o    DOESN'T PAY DIVIDENDS BECAUSE IT'S A NONPARTICIPATING POLICY

o OPTION TO GET YOUR DEATH BENEFIT EARLY, BUT YOU SHOULD CONSULT A QUALIFIED TAX ADVISER, BECAUSE THE PAYMENT MAY BE TAXABLE


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                                     Page 45